Exhibit 10.1

Sales Contract
销售合同
Contract No. 13.06.2010
Execution Place
Execution Date [签约时间]: Jun. 18th, 2010

Contact Person: 涂 荷（Leon Tu）
Universal Solar Technology Inc, Nevada, USA
Kuong U Science And Technology(Group) Ltd
No.1 Pingbei 2nd Road, Nanping Science & Technology Industral Park, Zhuhai, China,519060
TEL:13750038756  +86-756-8911710
FAX:+86-756-8911359
web:www.kustmacau.com

Zip Code:

The Buyer : C.T.O., spol. s r.o.
Add.: Soubezna IV. 411/45, 158 00 Prague 5, Czech Republic
Contact Person: Mr. Jiri Pichl
Zip Code : 281 87 393
Tel.: +420 723 672 760
E-mail : komsinfo@gmail.com

This contract is made by and between the Buyer and the Seller; whereby the Buyer agrees to buy and the Seller agrees to sell the under-mentioned goods subject to the terms and conditions as stipulated hereinafter:

1. Description of Goods [货物简况]
:
Model No. 型号	Power功率 (Tolerance)公差	DDU Czech Price DDU捷克价格	Quantity 数量	Sub-Total (Euro) 小计（欧元）
GYSP-185	185W (±3%)	USD 1.633/Wp	20MW	USD 32,600,000.00

Total	/	/	20MW	USD 32,660,000.00
Total	USD THIRTY TWO MILLION SIX HUNDRED AND SIXTY THOUSAND ONLY.
1a) with the possibility of extending the contract
Remark: Module specifications refer to Appendix A.

2. Terms and Time of Payment [付款条件]
2.1 T/T with 15 % down payment, the balance will be paid by L/C. The Buyer shall open irrevocable, divisible and confirmed Letter of Credit at sight to the Seller from the first class bank with full amount of   85   % of the total contract value.
2.2 After signing this contract, the down payment of 15 % of the contract value shall be paid to the Seller by T/T before June 28th , 2010.
2.3 After signing this contract, the Buyer shall open L/C to the Seller before June 30th, 2010.
2.4 After signing this contract, the Buyer shall provide L/C copy for the Seller to confirm before June 30th 2010.
2.5 Documents:
2.5.1 Shipment: a full set of bill of lading made out to order blank endorsed and notifying applicant.
2.5.2 Invoice in 1 original and 5 copies indicating contract number and shipping mark, made out to in details per the relative contract.
2.5.3 Packing list in five copies issued by the Seller.
2.5.4 flash report issued by the manufacturer.

3. Term of Packing [包装要求]
The goods shall be seaworthy packing.

4. Terms of Delivery [交货方式]
4.1 Shipping schedule as following，delivery time will be discussed again if any delay of down payment or L/C establishment happened
Delivery	Monocrystalline solar module
Before July 30th, 2010	4 MW
Before August 30th, 2010	4 MW
Before September 30th, 2010	6 MW
Before October 30th, 2010	6 MW
Total	20 MW

4.2 Notice of shipment: the Seller shall immediately upon the completion of the loading of the goods advice by cable/letter/fax the Buyer of contract No., commodities, quantities, invoice value, and gross weight, etc.
4.3 Insurance: Seller shall insure each consignment of goods at their expense. In the event of a claim on side buyer's, will be the financial compensation reimbursed by the insurance office or reimbursed by the seller, if not conclude an insurance contract under this contract. The insurance policy will cover costs, payments and economic losses to the buyer in full.
4.4 Freight: All transportation costs paid by the seller.
4.5 Ownership transfer: if the Buyer fails to pay off the balance of the full contract value within 14 days after the goods are delivered to the destination, the Seller reserves the rights to resell the goods without notifying the Buyer and keep the down payment nonrefundable. Only after the Seller receives the full contract value does the ownership of the goods transfer from the Seller to the Buyer.

5. Warranty [售后保证]
The Seller warrants the solar modules to be free from defects in materials and workmanship under normal application, installation, usage, and service conditions. Please refer to Appendix B for the details about limited product warranty and limited peak power warranty if it is stated in the specifications of the PV modules in Appendix A.

6. Examination and Notice of Non-Conformity [验收及异议通知]
The Buyer will examine the PV modules immediately on receiving. Within 14 days after the arrival of the goods at the destination, should the specification, quantity or aesthetic appearance of the PV modules be found not to be in conformity with the stipulations of this contract except for those claims for which the insurance company or the owners of the vessel are liable, the Buyer shall, based on the Inspection Certificate issued by an office of the Authorized Administration of Import and Export Commodities Inspection or an international inspection company, have the right to claim for replacement with new goods or for damages and all expenses (for example, inspection charges, shipping cost for returning the goods and for sending the replaced goods, insurance premium, storage, loading and unloading charges, etc.) to be borne by the Seller.

7. Transfer of Contract [合同转让]
Neither party may, unless upon written consent of the other party, transfer all or part of rights or obligations to a third party.

8. Confidentiality [保密条款]
Both parties hereto and their employees, agents, representatives and counsels shall treat the terms and conditions under this contract and any of its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise the party. who has violated the provisions of this Article of the contract, reimburse the other hand, the direct losses incurred.

9. Force Majeure [不可抗力]
If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. If the event of Force Majeure lasts more than 90 days, the relevant parties shall negotiate the continuous performance or the termination of the contract. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities. Force Majeure referred in this contract means any unforeseeable, unavoidable and insurmountable objective conditions.

10. Breach of Contract [违约责任]
The Seller and the Buyer must comply with the terms in this contract. If one party of contract breach a weighty form, must pay the other party a tangible economic losses and legal costs

11. Late Delivery and Penalty [延迟交货及罚金]
In case of delayed delivery except for force majeure, the Seller shall pay to the Buyer for every day of 0.1% of the total value of the goods whose delivery has been delayed. The Seller shall be not liable for the penalty of late delivery if the Buyer fails to pay the down payment or issue the L/C according to the scheduled time in this contract.

12. Arbitration [仲裁]
Any dispute arising from or in connection with the Sales Contract shall be settled through friendly negotiation. In case no settlement can be reached, the dispute shall be then submitted for arbitration to Arbitration Commission, Shanghai Commission, in accordance with its rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

13. Effectiveness and Termination [合同生效及终止]
13.1 This contract shall only come into effect after the signing of both parties and the Buyer’s paying of down payment. If the contract has more than one page, then each page should be sealed on the perforation.
13.2 This contract may be terminated only (i) by the mutual consents of the Seller and Buyer, and (ii) in the event of a breach under this contract, by a party that substantially affects the purpose or benefit of this contract to the detriment of the non-breaching party.

14. Miscellaneous [其它条款]
14.1 This contract is written in Chinese and English, each of which shall be deemed equally in effect. This contract shall be executed in two counterparts with same legal effect, with each of the parties hereto holding one. The copy delivered through facsimile shall be as valid as the original.
14.2 Any matters not covered in this contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this contract.

The Seller:
Signature/Seal [签字/盖章]:
Date [日期]: 2010.6.18

Bank Information [银行信息] Bank Name: 银行名称： Account Number [银行账号]: Account Name: Co., Ltd. 账户名称： Bank SWIFT Code [银行SWIFT号码]:

The Buyer: 买方：
Signature/Seal [签字/盖章]:
Date [日期]: 2010.6.18

Bank Information [银行信息] Bank Name: 银行名称： Account Number [银行账号]: Account Name: 账户名称： Bank SWIFT Code [银行SWIFT号码]:

Appendix A

Module Specification

Cell Type	125mm×125mm
Number of Cells (Pcs)	72 (6×12)
Power Tolerance	±3%
Maximum power (Pmax)	185W
Open Circuit Voltage(Voc)	44.6 V
Short Circuit Current (Isc)	5.46A
Maximum Power Voltage (Vmp)	36.8 V
Maximum Power Current(Imp)	5.03 A
Standard Test Condition (STC): Irradiance level 1,000W/m2, Spectrum AM 1.5, and Cell Temperature 25℃
Temperature Coefficients of Pmax	-0.459%/℃
Temperature Coefficients of Voc	-0.333%/℃
Temperature Coefficients of Isc	0.03%/℃
Maximum System Voltage (V)	1,000 VDC
Temperature Cycling Range	-40℃～+85℃
Surface Maximum Load Capacity	2,400Pa
Allowable Hail Load	227g steel ball fall down from 1m height
Dimensions (mm)	1580mm(L)×808mm(W)×40mm(H)
Frame	Aluminium-alloy
Length of cables (mm)	900
Weight(kg)	16
Warranty	25years warranty, 90% for 10 years, 80% for 25 years

Appendix B

Limited Warranty for PV Modules

1.	Limited Product Warranty - Five Years Repair, Replacement or Refund Remedy
Universal Solar Technology Inc, Nevada, USA Kuong U Science And Technology (Group) Ltd, China. (thereafter as “Universal Solar Technology Inc, ”) warrants its Photovoltaic modules (thereafter as “PV modules”), including field replaceable DC connector cables assemblies, to be free from defects in materials and workmanship under normal application, installation, usage, and service conditions. If the PV modules fail to conform to this warranty, then for a period ending sixty (60) months from date of delivery from Universal Solar Technology Inc, , Universal Solar Technology Inc, will, at its option, either repair or replace the product, or refund the purchase price as paid by the Buyer (thereafter as “Purchase price”). The repair, replacement or refund remedy shall be the sole and exclusive remedy provided under the limited product warranty and shall not extend beyond the thirty-six (36) month period set forth herein. This limited product warranty does not warrant a specific power output, which shall be exclusively covered under clause 2 hereinafter.

2.	Limited Peak Power Warranty - Limited Remedy
2.1: 10 years
For the PV modules, Universal Solar Technology Inc, additionally warrants:
If within ten (10) years from date of delivery from Universal Solar Technology Inc,  any PV module(s) exhibits a power output less than 90% of the minimum peak power at..............as specified at the date of delivery in …..... Product Flash Datasheet, and such loss in power is agreed by Universal Solar Technology Inc, ( at its sole and absolute discretion) to be due to defects in material or workmanship, Universal Solar Technology Inc,Ltd  shall replace such loss in power by either providing to the Buyer additional PV-modules to make up such loss in power, or by repairing or replacing the defective PV module(s), or by refunding the Purchase Price taking into account a yearly depreciation of ten (10)% of the Purchase Price, at the option of Universal Solar Technology Inc,
2.2: 25 years
For the PV modules, Universal Solar Technology Inc, warrants:
If within a period of twenty-five (25) years from date of delivery from Universal Solar Technology Inc, any PV module(s) exhibits a power output less than 80% of the minimum peak power at STC, and such loss in power is agreed by Universal Solar Technology Inc, (at its sole and absolute discretion) to be due to defects in material or workmanship, Universal Solar Technology Inc, will replace such loss in power by either providing to the Buyer additional PV modules to make up such loss in power, or by repairing or replacing the defective PV module(s), or by refunding the Purchase Price taking into account a yearly depreciation of four (4)% of the Purchase Price, at the option of  Universal Solar Technology Inc,The remedies set forth in this clause 2 shall be the sole and exclusive remedies provided under the limited peak power warranty.

3.	Exclusions and Limitations
3.1 Warranty claims must in any event be filed within the applicable warranty period.
3.2 The limited warranties do not apply to any PV modules which, in Universal Solar Technology Inc,absolute judgment, have been subjected to:
-	Misuse, abuse, neglect or accident;
-	Alternation, improper installation or application;
-	Non-observance of Universal Solar Technology Inc, installation-users and maintenance instructions;
-	Repair or modifications by someone other than a qualified service technician;
-	Power failure surges, lighting, flood, fire, accidental breakage or other events outside Universal Solar Technology Inc, control;
-	Any move and subsequent installation of the module.
3.3 The limited warranties do not cover any shipping costs for the return of the PV modules, or for reshipment of any repaired or replaced PV modules, or cost associated with installation, removal or reinstallation of the PV modules.
3.4 Warranty claims will not be honored if the type or serial number of the PV modules have been altered, removed or made illegible.
All other statements made by Universal Solar Technology Inc, (including without limitation to those made in the Universal Solar Technology Inc, promotional materials) in respect of the properties, performance characteristics and other aspects of the modules are for illustration only and are not legally binding on Universal Solar Technology Inc, To the fullest extent permitted by law,Universal Solar Technology Inc excludes all implied representations and warranties in respect of the modules, their properties and performance characteristics.  To the fullest extent permitted by law,Universal Solar Technology Inc also excludes all liabilities to the Buyer and any user of the PV modules produced by Universal Solar Technology Inc for any loss of actual or anticipated profits, revenues, turnover, anticipated savings, business or goodwill.

4.	Disputes
No action, regardless of form, arising out of or in any way connected with this limited warranty policy, may be brought by the Buyer more than one (1) year after the cause of action has accrued.

5.	Various
The repair or replacement of the PV modules or the supply of additional PV modules does not cause the beginning of new warranty terms, nor shall the original terms of this limited warranty be extended. Any replaced PV modules shall become the property of Universal Solar Technology Inc，Universal Solar Technology Inc has the right to deliver another type (different in size, color, shape and /or power) in case Universal Solar Technology Inc producing the PV-module in question at the time of the claim.